Integer Holdings Corporation

May [●], 2026

Payman Khales
RE: Retention Bonus
Dear Payman:
As you are aware, on April 30, 2026, Integer Holdings Corporation announced a strategic review to maximize stockholder value (the “Strategic Review”). In connection with the Strategic Review, and in light of your critical importance to us, we are pleased to provide you with a one-time special retention bonus (the “Retention Bonus”) in accordance with this letter agreement.
The aggregate amount of the Retention Bonus is $[●]. 50% of the Retention Bonus will vest and be paid to you on December 31, 2026 (or, if earlier, upon the closing of a Change in Control (as defined in our 2026 Omnibus Incentive Plan)), and 50% of the Retention Bonus will vest and be paid to you upon the closing of a Change in Control, in each case, as long as you continue to be employed by us through the applicable vesting date. If your employment terminates for any reason, any unvested portion of the Retention Bonus will be forfeited for no consideration.
The Retention Bonus will be subject to all applicable tax withholding and deductions. This letter agreement will be binding on any successor.
    We thank you for your commitment to Integer and look forward to your continued contribution to our overall success.

Sincerely,

Kirk Thor Executive Vice President, Chief Human Resources Officer
Acknowledged and agreed:

Payman Khales